EXHIBIT 5(a)

                                  July 31, 2002



General Electric Capital Corporation
260 Long Ridge Road
Stamford, CT  06927

Ladies and Gentlemen:

                  I have examined the Registration Statement on Form S-3 (File No. 333-84462) filed by General Electric Capital Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Company's debt securities, warrants, preferred stock, guarantees, letters of credit and promissory notes or loan obligations, including interests therein, issued pursuant to that certain Indenture, dated June 18, 1998 (as amended, modified and supplemented from time to time), among Security Capital Group Incorporated, the Company and State Street Bank and Trust Company (collectively, the "Credit Support Obligations").

                  In my opinion, when the issuance of the Credit Support Obligations and approval of the final terms thereof have been duly authorized by appropriate corporate action and the Credit Support Obligations have been duly executed, authenticated and delivered against payment (if any) therefor, subject to the final terms of the Credit Support Obligations being in compliance with then applicable law, the Credit Support Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (in the case of Credit Support Obligations that are notes or other loan obligations and related interests therein) will entitle the holders thereof to the benefits provided by the Indenture pursuant to which such Credit Support Obligations were issued, except in each case as the enforceability thereof my be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to myself under the caption "Legal Opinions" in any prospectus issued under the Registration Statement.

                                                     Very truly yours,
                                                     /s/ David P. Russell

                                                     David P. Russell